For immediate release

July 5, 2006

Tengasco, Inc. Announces Closing of $50 Million Revolving Credit Facility with Citibank, Repurchase of DrillingProgram
Interests, Completion of All Kansas Program Drilling Obligations, and Record Kansas Oil Production

Knoxville, Tenn. Tengasco, Inc. (AMEX:TGC) announced today the closing of a $50,000,000 revolving senior credit facility between the Company and Citibank Texas, N.A. in its own capacity and also as agent for other banks.

Under the facility, loans and letters of credit will be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $50,000,000 or the borrowing base in effect from time to time. The Company’s initial borrowing base was set at $2,600,000.

The initial loan under the facility with Citibank closed on June 29, 2006 in the principal amount of $2.6 million, bearing interest at a floating rate equal to LIBOR plus 2.5%, resulting in a current rate of interest of approximately 8.2%. Interest only is payable during the term of the loan and the principal balance of the loan is due thirty-six months from closing. The facility is secured by a lien on substantially all of the Company’s producing and non-producing oil and gas properties and pipeline assets.

$1.393 million of the $2.6 million loan proceeds was used by the Company on June 29, 2006 to exercise its option to repurchase from Hoactzin Partners, L.P., the Company’s obligation to drill the final six wells in the Company’s 12-well Kansas drilling program for Hoactzin. The controlling person of Hoactzin is Dolphin Advisors, LLC, an entity controlled by Peter E. Salas, the Company’s Chairman of the Board. If the Company did not exercise its repurchase option, Hoactzin would have received a 94% working interest in the final six wells of the program. As a result of the repurchase, Hoactzin will now receive only a 6.25% overriding royalty in six Company wells to be drilled, plus an additional 6.25% overriding royalty in the six program wells that have previously been drilled. As a further result of the repurchase, the 12-well program has been converted to a 6-well program, all of which have been drilled by the Company. Production from those six will continue to be paid to Hoactzin in accordance with the payment terms of the drilling program. Since the Company’s earlier 8-well program drilling obligations were also satisfied earlier in 2006, the Company as of June 30, 2006 has no obligation to drill any additional wells for any parties other than the Company itself.

The balance of the $2.6 million loan will be used for lease acquisition and three dimensional seismic surveys and analysis for oil exploration on large tracts in Kansas.

The Company also announced operational results for oil production in Kansas. In June, 2006, the Company produced 16,576 gross barrels of oil in Kansas, the highest monthly production total since the Company acquired the properties in early 1998. The Company’s Kansas oil production in the second quarter of 2006 was 44,458 total barrels, with approximately 30,945 barrels of oil being produced allocable to the Company’s working interest during the quarter. The second quarter total oil production was also the highest quarterly production total since the Company acquired the Kansas properties in early 1998.

CEO Jeffrey R. Bailey said, “Establishing a working relationship with an energy lender with Citibank’s national presence in oil and gas lending is the last piece in our cleanup of the Company’s finances and in laying a foundation for our continued growth. Our business model has been to focus on growth, and we believe that model has now received validation with the closing of this loan facility with a major industry lender. Much work remains as we seek out intelligent acquisitions and growth opportunities. Besides building the Company’s oil and gas reserves through the drill bit and expanding our lease acreage position in Kansas, we are also exploring ways to utilize the inherent value of our pipeline assets in Tennessee that we believe have significant development and strategic potential.”

“I am extremely pleased that this loan from Citibank has provided an opportunity to repurchase our drilling obligations to others and to now put us in a position where we are drilling wells solely for the Company’s interest. This drilling will begin immediately this week. This will certainly help the Company to quickly build a larger reserve base. Although the company owns a majority working interest in approximately 140 wells in Kansas, the last 14 wells that the Company drilled were all part of the drilling programs which were used to satisfy many of the Company’s obligations to its former preferred stockholders and resulted in the Company only having a minority interest in those wells. Although those 14 program wells already drilled will continue until payout to distribute revenues to the participants, we are extremely pleased to have completed all of our obligations to our participants to drill new or additional program wells. We can now return to drilling wells in which the Company will own 100% of the working interest for the benefit of all the Company’s common stockholders.”

“Our continuing production of record volumes of oil in Kansas, increasing our reserves, and now establishing a banking relationship with a premiere energy bank that should continue to grow long after the initial three year term, speak volumes about the positive direction in which the Company is now headed. We are excited about the opportunities and the strengthened position the Company now enjoys as we enter a new chapter in Tengasco history. This new chapter should be one of increasing growth while decreasing both exploration and financial risks.”

The Company announced that it expects to file with the Securities and Exchange Commission, its Report on Form 10-Q for the Quarter Ended June 30, 2006 in early August, 2006.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.